Exhibit 99.1

PRESS RELEASE

REINSURANCE GROUP OF AMERICA REPORTS SECOND-QUARTER RESULTS

•	Earnings per diluted share: net income $1.91, operating income* $1.65
•	Net premiums up nine percent to nearly $2.0 billion
•	Large U.S. deferred annuity reinsurance transaction executed during the quarter
•	Trailing 12 months’ operating return on equity* 12 percent
•	33 percent increase in dividend

ST. LOUIS, July 26, 2012 – Reinsurance Group of America, Incorporated (NYSE: RGA), a leading global provider of life reinsurance, reported second-quarter net income of $141.1 million, or $1.91 per diluted share, compared to $123.9 million, or $1.66 per diluted share in the prior-year quarter. Operating income* of $122.3 million, or $1.65 per diluted share, increased three percent over last year’s $119.1 million, or $1.60 per diluted share. Figures for 2011 have been adjusted for the retrospective adoption of new accounting guidance for deferred acquisition costs.

	Quarterly Results		Year-to-Date Results
($ in thousands, except per share data)	2012	2011	2012	2011
Net premiums	$1,950,661	$1,788,676	$3,814,143	$3,524,806
Net income	141,111	123,944	264,429	272,864
Net income per diluted share	1.91	1.66	3.57	3.68
Operating income*	122,273	119,056	234,650	225,987
Operating income per diluted share*	1.65	1.60	3.17	3.05
Book value per share	84.75	67.81
Book value per share (excl. Accumulated Other Comprehensive Income “AOCI”)*	60.34	53.72
Total assets	38,344,323	30,212,717

*	See ‘Use of Non-GAAP Financial Measures’ below

Consolidated net premiums increased nine percent to $1,950.7 million from $1,788.7 million in the prior-year quarter, including an adverse effect of $45.8 million from changes in foreign currency exchange rates. Investment income decreased three percent to $328.3 million from $337.4 million in the year-earlier quarter, primarily attributable to a $45.1 million decline in fair value of option contracts, which are included in funds withheld at interest and support the crediting rates for equity-indexed annuities. Partially offsetting the effect of those option contracts was an increase in investment income associated with a large fixed deferred annuity coinsurance agreement, effective April 1, 2012. Excluding the effect of both of those items, investment income was flat compared with the second quarter of 2011, with declining new money yields offsetting a growing invested asset base. Excluding funds withheld assets and the investment receivable associated with the newly executed annuity transaction, the average book value of invested assets was up approximately $1.1 billion to $18.6 billion, and the average portfolio yield decreased to 5.05 percent from 5.35 percent in the second quarter of 2011. The average yield was also 5.05 percent in the first quarter of 2012. Net foreign currency fluctuations adversely affected operating income by $2.3 million after taxes, or $0.03 per diluted share.

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A. Greig Woodring, president and chief executive officer, commented, “We had a stable quarter in terms of operating results, with operating income rising to $122 million, or $1.65 per diluted share from $1.60 per diluted share in the second quarter of 2011. The current-period result includes headwinds associated with foreign currency fluctuations and a slightly higher effective tax rate, each of which adversely affected operating income per share by approximately $0.03.

“This quarter’s results reflect mixed claims experience across the globe. We reported slightly elevated claim levels in several markets, including the U.S., Australia and the U.K. The weak equity markets adversely affected our U.S. Asset-Intensive sub-segment. Overall net premium growth was solid, at nine percent on a reported basis and 12 percent on an original currency basis. Our book value per share increased to $84.75, including AOCI, and to $60.34, excluding AOCI.

“We are pleased with the addition of a large fixed deferred annuity reinsurance block in our U.S. Asset-Intensive sub-segment. We deployed approximately $350 million of capital to support this transaction, which increased our invested asset base by roughly $5.4 billion. This business provides balance to our annuity reinsurance portfolio, which includes equity-indexed and variable annuity products.

“Our annualized operating return on equity was 11 percent for the quarter and 12 percent over the last 12 months. Our balance sheet remains strong, including the invested asset portfolio. Our net unrealized investment gains totaled approximately $1.6 billion as of June 30, 2012. We continue to evaluate new global opportunities to provide financial and reinsurance solutions to our clients.”

SEGMENT RESULTS

U.S.

The U.S. Traditional sub-segment pre-tax net income increased to $96.3 million from $91.2 million in last year’s second quarter. Pre-tax operating income was up five percent to $95.5 million from $91.0 million the year before; however, both periods reflected somewhat higher-than-expected claims. In the current period, individual mortality claims were slightly above expectations, but were partially offset by better-than-expected results in our group and individual health lines. Net premiums rose 11 percent, to $1,082.4 million from $973.8 million a year ago, benefiting in part from a new in force transaction effective in the first quarter.

The U.S. Asset-Intensive business reported pre-tax income of $34.6 million, up from $16.0 million a year ago, including changes in the fair values of various free-standing and embedded derivatives. Pre-tax operating income, which excludes the impact of those derivatives, decreased to $16.6 million from $20.4 million last year. The current-period result reflects somewhat weak performance in the underlying business, in part due to equity market performance, and was below the ongoing expected run rate. The company entered into a binding letter of intent to reinsure a large block of fixed deferred annuities, effective April 1, 2012, and the results of that business are included in the second-quarter results. Initial returns on that transaction are anticipated to be below the long-term expectation of 13 percent as management expects to reposition a portion of the transferred invested asset portfolio.

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The U.S. Financial Reinsurance business added pre-tax operating income of $9.6 million this quarter, up 37 percent from $7.0 million last year. This business continues to contribute strong fee income to the bottom line.

Canada

Canadian operations reported pre-tax net income of $35.0 million compared with $44.1 million in the second quarter of 2011. Pre-tax operating income was $30.5 million this quarter, compared with $42.0 million in the prior-year period, a difficult comparison considering the current quarter’s claims experience was in line with expectations and the prior-year experience was quite favorable. A weaker Canadian dollar adversely affected pre-tax operating income by approximately $2.9 million compared to the prior-year period. Reported net premiums were up five percent to $221.2 million from $209.7 million last year, including an adverse foreign currency effect of $9.8 million. On a Canadian dollar basis, net premiums were up 10 percent.

Asia Pacific

Asia Pacific reported pre-tax net income of $23.9 million compared with $4.3 million in the second quarter of 2011, when negative claims experience in Australia and Japan adversely affected results. Pre-tax operating income was $22.7 million, up from $4.6 million last year. Claims were slightly elevated in Australia, but were offset in part by favorable results in other Asian markets and strong fee income on financial reinsurance transactions. Net premiums were up five percent to $331.9 million from $316.4 million in the prior year. Foreign currency fluctuations adversely affected premiums and pre-tax operating income by approximately $13.0 million and $0.6 million, respectively, this period. Original currency premiums rose nine percent over the second quarter of 2011.

Europe & South Africa

Europe & South Africa reported pre-tax net income of $19.6 million, up from $12.5 million in the year-ago quarter. Pre-tax operating income was $18.4 million, a 36 percent increase over $11.8 million last year. A slightly elevated claims level in the U.K. was offset by better-than-expected experience in several other markets. Foreign currency fluctuations adversely affected pre-tax operating income by approximately $1.0 million. Net premiums totaled $310.1 million, up 10 percent from $283.0 million the year before, including an adverse currency effect of $23.0 million. On a local currency basis, net premiums increased 18 percent.

Corporate and Other

The Corporate and Other segment reported a pre-tax net loss of $3.2 million in the second quarter, contrasted with pre-tax net income of $12.0 million in the year-ago period. Pre-tax operating losses were $5.8 million in the current period compared with pre-tax operating income of $3.3 million last year. Investment income was approximately $7.4 million lower in the current quarter compared with last year. That decrease was driven by higher levels of investment income attributed to the operating segments as a result of their increasing business levels.

Dividend Declaration

The board of directors increased the quarterly dividend 33 percent, to $0.24 from $0.18, payable August 31 to shareholders of record as of August 10.

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Earnings Conference Call

A conference call to discuss second-quarter results will begin at 9 a.m. Eastern Time on Friday, July 27. Interested parties may access the call by dialing 877-719-9789 (domestic) or 719-325-4796 (international). The access code is 4555619. A live audio webcast of the conference call will be available on the company’s investor relations website at www.rgare.com. A replay of the conference call will be available at the same address for 90 days following the conference call. A telephonic replay will also be available through August 4 at 888-203-1112 (domestic) or 719-457-0820 (international), access code 4555619.

The company has posted to its website a Quarterly Financial Supplement that includes financial information for all segments as well as information on its investment portfolio. Additionally, the company posts periodic reports, press releases and other useful information on its investor relations website.

Use of Non-GAAP Financial Measures

RGA uses a non-GAAP financial measure called operating income as a basis for analyzing financial results. This measure also serves as a basis for establishing target levels and awards under RGA’s management incentive programs. Management believes that operating income, on a pre-tax and after-tax basis, better measures the ongoing profitability and underlying trends of the company’s continuing operations, primarily because that measure excludes the effect of net investment related gains and losses, as well as changes in the fair value of certain embedded derivatives and related deferred acquisition costs. These items can be volatile, primarily due to the credit market and interest rate environment, and are not necessarily indicative of the performance of the company’s underlying businesses. Additionally, operating income excludes any net gain or loss from discontinued operations and the cumulative effect of any accounting changes, which management believes are not indicative of the company’s ongoing operations. The definition of operating income can vary by company and is not considered a substitute for GAAP net income. Reconciliations to GAAP net income are provided in the following tables. Additional financial information can be found in the Quarterly Financial Supplement on RGA’s Investor Relations website at www.rgare.com in the “Quarterly Results” tab and in the “Featured Report” section.

Book value per share outstanding before impact of AOCI is a non-GAAP financial measure that management believes is important in evaluating the balance sheet in order to ignore the effects of unrealized amounts primarily associated with mark-to-market adjustments on investments and foreign currency translation.

Operating return on equity is a non-GAAP financial measure calculated as operating income divided by average shareholders’ equity excluding AOCI.

About RGA

Reinsurance Group of America, Incorporated is among the largest global providers of life reinsurance, with operations in Australia, Barbados, Bermuda, Canada, China, France, Germany, Hong Kong, India, Ireland, Italy, Japan, Malaysia, Mexico, the Netherlands, New Zealand, Poland, Singapore, South Africa, South Korea, Spain, Taiwan, the United Arab Emirates, the United Kingdom and the United States. Worldwide, the company has approximately $2.8 trillion of life reinsurance in force, and assets of $38.3 billion.

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Cautionary Statement Regarding Forward-looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, statements relating to projections of the earnings, revenues, income or loss, future financial performance and growth potential of Reinsurance Group of America, Incorporated and its subsidiaries (which we refer to in the following paragraphs as “we,” “us” or “our”). The words “intend,” “expect,” “project,” “estimate,” “predict,” “anticipate,” “should,” “believe,” and other similar expressions also are intended to identify forward-looking statements. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future events and actual results, performance and achievements could differ materially from those set forth in, contemplated by or underlying the forward-looking statements.

Numerous important factors could cause actual results and events to differ materially from those expressed or implied by forward-looking statements including, without limitation, (1) adverse capital and credit market conditions and their impact on our liquidity, access to capital, and cost of capital, (2) the impairment of other financial institutions and its effect on our business, (3) requirements to post collateral or make payments due to declines in market value of assets subject to our collateral arrangements, (4) the fact that the determination of allowances and impairments taken on our investments is highly subjective, (5) adverse changes in mortality, morbidity, lapsation, or claims experience, (6) changes in our financial strength and credit ratings and the effect of such changes on our future results of operations and financial condition, (7) inadequate risk analysis and underwriting, (8) general economic conditions or a prolonged economic downturn affecting the demand for insurance and reinsurance in our current and planned markets, (9) the availability and cost of collateral necessary for regulatory reserves and capital, (10) market or economic conditions that adversely affect the value of our investment securities or result in the impairment of all or a portion of the value of certain of our investment securities, (11) market or economic conditions that adversely affect our ability to make timely sales of investment securities, (12) risks inherent in our risk management and investment strategy, including changes in investment portfolio yields due to interest rate or credit quality changes, (13) fluctuations in U.S. or foreign currency exchange rates, interest rates, or securities and real estate markets, (14) adverse litigation or arbitration results, (15) the adequacy of reserves, resources, and accurate information relating to settlements, awards, and terminated and discontinued lines of business, (16) the stability of and actions by governments and economies in the markets in which we operate, including ongoing uncertainties regarding the amount of United States sovereign debt and the credit ratings thereof, (17) competitive factors and competitors’ responses to our initiatives, (18) the success of our clients, (19) successful execution of our entry into new markets, (20) successful development and introduction of new products and distribution opportunities, (21) our ability to successfully integrate and operate reinsurance business that we acquire, (22) action by regulators who have authority over our reinsurance operations in the jurisdictions in which we operate, (23) our dependence on third parties, including those insurance companies and reinsurers to which we cede some reinsurance, third-party investment managers, and others, (24) the threat of natural disasters, catastrophes, terrorist attacks, epidemics, or pandemics anywhere in the world where we or our clients do business, (25) changes in laws, regulations, and accounting standards applicable to us, our subsidiaries, or our business, (26) the effect of our status as an insurance holding company and regulatory restrictions on our ability to pay principal and interest on our debt obligations, and (27) other risks and uncertainties described in this document and in our other filings with the Securities and Exchange Commission.

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Forward-looking statements should be evaluated together with the many risks and uncertainties that affect our business, including those mentioned in this document and described in the periodic reports we file with the Securities and Exchange Commission. These forward-looking statements speak only as of the date on which they are made. We do not undertake any obligations to update these forward-looking statements, even though our situation may change in the future. We qualify all of our forward-looking statements by these cautionary statements. For a discussion of the risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements, you are advised to review the risk factors in our 2011 Form 10-K.

Investor Contact

John W. Hayden

Senior Vice President – Controller and Investor Relations

(636) 736-7000

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REINSURANCE GROUP OF AMERICA, INCORPORATED AND SUBSIDIARIES

Reconciliation of Consolidated Net Income to Operating Income

(Dollars in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
(Unaudited)	2012	2011	2012	2011
GAAP net income	$141,111	$123,944	$264,429	$272,864
Reconciliation to operating income:
Capital (gains) losses, derivatives and other, included in investment related (gains) losses, net	(66,949)	(26,362)	(6,645)	(26,171)
Capital (gains) losses on funds withheld:
Included in investment income	(3,460)	(4,671)	(2,784)	3,156
Included in policy acquisition costs and other insurance expenses	99	1,165	235	(86)
Embedded derivatives:
Included in investment related (gains) losses, net	51,599	9,968	(37,417)	(70,105)
Included in interest credited	(1,095)	13,657	24,410	(3,731)
Included in policy acquisition costs and other insurance expenses	—	(1,348)	—	566
DAC offset, net	968	2,703	(7,578)	49,871
Gain on repurchase of collateral finance facility securities	—	—	—	(3,231)
Loss on retirement of Preferred Income Equity Redeemable Securities (“PIERS”)	—	—	—	2,854

Operating income	$122,273	$119,056	$234,650	$225,987

Reconciliation of Consolidated Pre-tax Net Income to Pre-tax Operating Income

(Dollars in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
(Unaudited)	2012	2011	2012	2011
Income before income taxes	$215,892	$187,169	$396,655	$413,924
Reconciliation to pre-tax operating income:
Capital (gains) losses, derivatives and other, included in investment related (gains) losses, net	(102,184)	(40,152)	(8,086)	(39,053)
Capital (gains) losses on funds withheld:
Included in investment income	(5,323)	(7,185)	(4,283)	4,856
Included in policy acquisition costs and other insurance expenses	152	1,793	361	(132)
Embedded derivatives:
Included in investment related (gains) losses, net	79,382	15,335	(57,565)	(107,854)
Included in interest credited	(1,685)	21,011	37,554	(5,740)
Included in policy acquisition costs and other insurance expenses	—	(2,073)	—	871
DAC offset, net	1,490	4,158	(11,658)	76,725
Gain on repurchase of collateral finance facility securities	—	—	—	(4,971)
Loss on retirement of PIERS	—	—	—	4,391

Pre-tax operating income	$187,724	$180,056	$352,978	$343,017

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REINSURANCE GROUP OF AMERICA, INCORPORATED AND SUBSIDIARIES

Reconciliation of Pre-tax Net Income to Pre-tax Operating Income

(Dollars in thousands)

	Three Months Ended June 30, 2012
(Unaudited)	Pre-tax net income (loss)	Capital (gains) losses, derivatives and other, net		Change in value of embedded derivatives, net		Pre-tax operating income (loss)
U.S. Operations:
Traditional	$96,336	$(649)		$(140)		$95,547
Asset Intensive	34,602	(48,776	)(1)	30,817	(2)	16,643
Financial Reinsurance	9,648	(32)		—		9,616

Total U.S.	140,586	(49,457)		30,677		121,806
Canada Operations	35,030	(4,523)		—		30,507
Europe & South Africa	19,591	(1,156)		—		18,435
Asia Pacific Operations	23,859	(1,132)		—		22,727
Corporate and Other	(3,174)	(2,577)		—		(5,751)

Consolidated	$215,892	$(58,845)		$30,677		$187,724

(1)	Asset Intensive is net of $48,510 DAC offset.
(2)	Asset Intensive is net of $(47,020) DAC offset.

	Three Months Ended June 30, 2011
(Unaudited)	Pre-tax net income	Capital (gains) losses, derivatives and other, net		Change in value of embedded derivatives, net		Pre-tax operating income
U.S. Operations:
Traditional	$91,240	$(205)		$—		$91,035
Asset Intensive	16,040	(8,377	)(1)	12,735	(2)	20,398
Financial Reinsurance	6,997	(7)		—		6,990

Total U.S.	114,277	(8,589)		12,735		118,423
Canada Operations	44,089	(2,135)		—		41,954
Europe & South Africa	12,525	(756)		—		11,769
Asia Pacific Operations	4,326	298		—		4,624
Corporate and Other	11,952	(8,666)		—		3,286

Consolidated	$187,169	$(19,848)		$12,735		$180,056

(1)	Asset Intensive is net of $25,696 DAC offset.
(2)	Asset Intensive is net of $(21,538) DAC offset.

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REINSURANCE GROUP OF AMERICA, INCORPORATED AND SUBSIDIARIES

Reconciliation of Pre-tax Net Income to Pre-tax Operating Income

(Dollars in thousands)

	Six Months Ended June 30, 2012
(Unaudited)	Pre-tax net income (loss)	Capital (gains) losses, derivatives and other, net		Change in value of embedded derivatives, net		Pre-tax operating income (loss)
U.S. Operations:
Traditional	$146,178	$12,394		$(99)		$158,473
Asset Intensive	71,192	(32,830	)(1)	2,762	(2)	41,124
Financial Reinsurance	15,961	107		—		16,068

Total U.S.	233,331	(20,329)		2,663		215,665
Canada Operations	90,093	(12,927)		—		77,166
Europe & South Africa	26,197	(3,138)		—		23,059
Asia Pacific Operations	55,926	(6,290)		—		49,636
Corporate and Other	(8,892)	(3,656)		—		(12,548)

Consolidated	$396,655	$(46,340)		$2,663		$352,978

(1)	Asset Intensive is net of $(34,332) DAC offset.
(2)	Asset Intensive is net of $22,674 DAC offset.

	Six Months Ended June 30, 2011
(Unaudited)	Pre-tax net income	Capital (gains) losses, derivatives and other, net		Change in value of embedded derivatives, net		Net (gain) loss on repurchase and retirement of securities	Pre-tax operating income
U.S. Operations:
Traditional	$166,152	$(9,080)		$—		$—	$157,072
Asset Intensive	82,577	(2,241	)(1)	(39,010	)(2)	—	41,326
Financial Reinsurance	13,117	28		—		—	13,145

Total U.S.	261,846	(11,293)		(39,010)			211,543
Canada Operations	74,001	(6,524)		—		—	67,477
Europe & South Africa	35,060	(1,049)		—		—	34,011
Asia Pacific Operations	26,302	628		—		—	26,930
Corporate and Other	16,715	(13,079)		—		(580)	3,056

Consolidated	$413,924	$(31,317)		$(39,010)		$(580)	$343,017

(1)	Asset Intensive is net of $3,012 DAC offset.
(2)	Asset Intensive is net of $73,713 DAC offset.

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REINSURANCE GROUP OF AMERICA, INCORPORATED AND SUBSIDIARIES

Per Share and Shares Data

(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
(Unaudited)	2012	2011	2012	2011
Diluted earnings per share from operating income	$1.65	$1.60	$3.17	$3.05

Earnings per share from net income:
Basic earnings per share	$1.91	$1.68	$3.59	$3.71
Diluted earnings per share	$1.91	$1.66	$3.57	$3.68

Weighted average number of common and common equivalent shares outstanding	74,054	74,530	74,048	74,184

	At or For the Six Months Ended June 30,
(Unaudited)	2012	2011
Treasury shares	5,415	5,062
Common shares outstanding	73,722	74,076
Book value per share outstanding	$84.75	$67.81
Book value per share outstanding, before impact of AOCI	$60.34	$53.72

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REINSURANCE GROUP OF AMERICA, INCORPORATED AND SUBSIDIARIES

Condensed Consolidated Statements of Income

(Dollars in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
(Unaudited)	2012	2011	2012	2011
Revenues:
Net premiums	$1,950,661	$1,788,676	$3,814,143	$3,524,806
Investment income, net of related expenses	328,334	337,436	669,274	708,476
Investment related gains (losses), net:
Other-than-temporary impairments on fixed maturity securities	(1,959)	(5,582)	(9,566)	(7,138)
Other-than-temporary impairments on fixed maturity securities transferred to (from) accumulated other comprehensive income	162	292	(7,059)	292
Other investment related gains (losses), net	25,598	32,678	83,946	157,854

Total investment related gains (losses), net	23,801	27,388	67,321	151,008
Other revenue	72,957	50,477	117,990	102,122

Total revenues	2,375,753	2,203,977	4,668,728	4,486,412

Benefits and expenses:
Claims and other policy benefits	1,625,446	1,520,013	3,205,595	2,989,462
Interest credited	66,697	96,196	154,739	202,259
Policy acquisition costs and other insurance expenses	335,939	274,519	643,573	620,766
Other operating expenses	105,541	97,161	215,639	203,311
Interest expense	23,360	25,818	46,682	50,387
Collateral finance facility expense	2,878	3,101	5,845	6,303

Total benefits and expenses	2,159,861	2,016,808	4,272,073	4,072,488

Income before income taxes	215,892	187,169	396,655	413,924
Income tax expense	74,781	63,225	132,226	141,060

Net income	$141,111	$123,944	$264,429	$272,864

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